Exhibit 3.1

AMENDMENT NO. 2

TO

EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

December 20, 2018

This Amendment No. 2 (this “Amendment No. 2”) to the Eighth Amended and Restated Agreement of Limited Partnership (as amended to date, the “Partnership Agreement”) of Enbridge Energy Partners, L.P. (the “Partnership”) is hereby adopted by Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership, and the Limited Partners, together with any other Persons who become Partners in the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 15.1(j) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement to reflect an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3 of the Partnership Agreement;

WHEREAS, the Partnership entered into that certain Agreement and Plan of Merger, dated September 17, 2018 (the “Merger Agreement”), among the Partnership, the General Partner, Enbridge Energy Management, L.L.C., Enbridge Inc., Enbridge (U.S.) Inc., Winter Acquisition Sub II, LLC and, solely for the purposes set forth therein, Enbridge US Holdings Inc.;

WHEREAS, Unitholder Approval (as defined in the Merger Agreement) of the Merger Agreement was obtained on December 17, 2018, which Unitholder Approval constitutes approval of the Merger Agreement in accordance with Section 16.3 of the Partnership Agreement; and

WHEREAS, according pursuant to the power and authority granted to it under Section 15.1(j) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is effected, necessitated and contemplated by the Merger Agreement.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.    Amendment. Section 5.10(d)(iii) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows: “[Reserved.]”

Section 2.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.    Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Amendment No. 2 as of December 20, 2018.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ Laura J. Buss Sayavedra
Name:	Laura J. Buss Sayavedra
Title:	Vice President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	Enbridge Energy Company, Inc., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By:	/s/ Laura J. Buss Sayavedra
Name:	Laura J. Buss Sayavedra
Title:	Vice President